Exhibit 99.1

Progenics Pharmaceuticals Reports Third Quarter 2004 Results

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--Nov. 9, 2004--Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced its results of operations for the third quarter ended September 30, 2004 and for the first nine months of 2004.
    Revenues for the third quarter ended September 30, 2004 totaled $2.4 million compared to $1.9 million for the same quarter in 2003. For the first nine months of 2004, Progenics reported revenues of $6.3 million compared to $6.1 million for the comparable period in 2003. Revenues primarily reflect funding received by the Company from government grants and contracts and for research and development services rendered to its joint venture with Cytogen Corporation. The Company's expenses for the third quarter of 2004 were $13.2 million compared to $9.3 million for the third quarter of 2003. For the nine months ended September 30, 2004, expenses totaled $38.6 million compared to $27.8 million for the nine months ended September 30, 2003. The increase in expense is principally due to increased clinical trial activity, an increase in headcount, and related laboratory supplies. The net loss for the third quarter of 2004 was $10.6 million, compared to a net loss of $7.3 million for the same period in 2003. The net loss per share for the third quarter of 2004 was $0.63, basic and diluted, compared to a net loss per share of $0.56, basic and diluted, for the same period of 2003. The net loss for the first nine months of 2004 was $31.7 million, compared to a net loss of $21.3 million for the same period in 2003. The net loss per share for the first nine months of 2004 was $1.88, basic and diluted, compared to a net loss per share of $1.65, basic and diluted, for the same period of 2003. The Company ended the third quarter of 2004 with cash, cash equivalents and marketable securities of $40.6 million.
    In 2004, Progenics Pharmaceuticals continued to work toward our goal of bringing new medicines to market in the areas of symptom management and supportive care, HIV infection, and prostate cancer. The Company's achievements included the following:

    Methylnaltrexone

    -- Initiated a second, pivotal phase 3 clinical trial of methylnaltrexone (MNTX), an investigational drug for the treatment of opioid-induced constipation in patients with advanced medical illness (AMI).

    -- Made significant progress in our first, pivotal phase 3 clinical trial of MNTX and plan to complete enrollment in this study by the end of the year.

    -- Completed enrollment in a phase 2 multi-center, double-blind, randomized, placebo-controlled study of MNTX for the treatment of post-operative ileus.

    --  Successfully completed phase 1 clinical trials with oral MNTX.

    -- Amended our agreement with UR Labs, Inc. to establish a new milestone date, on or before June 30, 2006, for filing a New Drug Application (NDA) for MNTX. Assuming successful completion of our two, ongoing, phase 3 clinical studies of MNTX, we anticipate filing an NDA for MNTX for the treatment of opioid-induced constipation in AMI during the second half of 2005.

    HIV

    -- Initiated a phase 1 clinical trial of a new HIV (human immunodeficiency virus) therapy, PRO 140, a humanized monoclonal antibody against the CCR5 coreceptor that is designed to block infection by inhibiting the ability of the virus to enter healthy cells.

    -- Presented promising data on the Company's HIV vaccine candidate, demonstrating the production of specific HIV neutralizing antibodies in an animal model.

    Prostate Cancer

    -- Reported encouraging preliminary results from the phase 1 safety study of a therapeutic prostate cancer vaccine targeting PSMA (prostate-specific membrane antigen), a promising cancer target.

    -- Awarded two grants totaling $7.4 million over four years from the National Institutes of Health (NIH) to develop novel immunotherapies for prostate cancer based on PSMA, via our joint venture with Cytogen Corporation.

    Management

    -- Enhanced the senior management team with the appointment of Alton B. Kremer, M.D., Ph.D. to Vice President, Clinical
        Research, to lead the clinical development of MNTX and the Company's other product candidates.

    -- Elected directors Kurt W. Briner and Paul F. Jacobson to serve as non-executive Co-Chairmen of the Board. They assumed the chairmanship from Progenics' founder, Paul J. Maddon, M.D., Ph.D., who maintains his positions as Chief Executive Officer, Chief Science Officer, and a Company director.

    "Progenics anticipates making important progress in our MNTX clinical development programs in the months ahead and into next year," said Paul J. Maddon, Progenics' Chief Executive Officer and Chief Science Officer. "We plan to complete and analyze two, pivotal phase 3 clinical studies of MNTX for the relief of opioid-induced constipation in advanced medical illness. If these studies are successful, we plan to file our first NDA with the U.S. Food and Drug Administration in the second half of 2005. Data from our recently completed phase 2 clinical studies of MNTX in post-operative ileus is being prepared for analysis. If the results are positive, we plan to initiate phase 3 clinical trials in 2005 in this important clinical setting. We are preparing to commence a phase 2 clinical trial of oral MNTX for the treatment of constipation in patients being treated with opioids for chronic pain."
    "In the area of HIV therapy, we have ongoing phase 2 clinical trials of PRO 542, a novel viral-entry inhibitor," added Dr. Maddon. "We plan to review results from these studies with the intent of making a decision regarding the on-going feasibility of this program. Concurrently, we are conducting a phase 1 study in healthy volunteers of an exciting HIV entry inhibitor, PR0 140, and plan to commence a phase 2 study with this investigational drug in HIV-infected individuals during 2005."

    Company Profile

    Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the debilitating side effects of opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness and may be the Company's first product candidate to be approved for marketing. MNTX is also being studied for the treatment of post-operative ileus and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a humanized monoclonal antibody designed to target the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including monoclonal antibodies directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also studying a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

    DISCLOSURE NOTICE: The information contained in this document is current as of November 9, 2004. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.


                   PROGENICS PHARMACEUTICALS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS

                       Three Months Ended        Nine Months Ended
                    ------------------------ -------------------------
                      9/30/2004   9/30/2003    9/30/2004    9/30/2003
                    ------------ ----------- ------------ ------------
                     (Unaudited) (Unaudited)  (Unaudited) (Unaudited)
Revenues:
Contract research
 and development
 from Joint Venture     $46,301 $   828,375 $  1,189,731 $  2,730,988
Research grants
 and contracts        2,313,331   1,065,249    5,043,101    3,230,782
Product sales             1,858      10,055       51,472       96,946
                    ------------ ----------- ------------ ------------
     Total revenues   2,361,490   1,903,679    6,284,304    6,058,716
                    ------------ ----------- ------------ ------------

Expenses:
Research and
 development          9,195,152   6,197,426   26,944,640   18,169,356
General and
 administrative       3,415,013   2,095,259    9,268,195    6,022,708
Loss in Joint
 Venture                263,528     714,871    1,361,713    2,680,471
Depreciation and
 amortization           315,682     342,051    1,015,592      955,526
                    ------------ ----------- ------------ ------------
     Total expenses  13,189,375   9,349,607   38,590,140   27,828,061
                    ------------ ----------- ------------ ------------
Operating loss      (10,827,885) (7,445,928) (32,305,836) (21,769,345)
Other income
 (expense):
 Interest income        191,930     123,581      600,672      505,772
 Loss on sale of
  marketable
  securities                                     (31,468)
 Interest expense                                              (4,520)
-------------------------------- ----------- ------------ ------------
  Total other income    191,930     123,581      569,204      501,252
                    ------------ ----------- ------------ ------------
Net loss           $(10,635,955)$(7,322,347)$(31,736,632)$(21,268,093)
                    ============ =========== ============ ============
 Net loss per
  share, basic
  and diluted      $      (0.63)$     (0.56)$      (1.88)$      (1.65)
                    ============ =========== ============ ============


                       CONDENSED BALANCE SHEETS

                                 September 30,        December 31,
                                     2004                 2003
                               ---------------   ---------------------
                                  (Unaudited)

Cash, cash
 equivalents and
 marketable securities           $ 40,620,612       $ 65,662,732
Accounts and other
 receivables                        1,470,905            790,792
Fixed assets, net                   4,245,776          3,890,991
Other assets                        2,307,087          2,541,689
                                 ------------       ------------

Total assets                     $ 48,644,380       $ 72,886,204
                                 ============       ============

Liabilities                      $  7,697,498       $  5,203,510
Stockholders' equity               40,946,882         67,682,694
                                 ------------       ------------

Total liabilities
 and stockholders'
 equity                          $ 48,644,380       $ 72,886,204
                                 ============       ============


Editor's Note:
--------------
Additional information on Progenics is available at http://www.progenics.com



    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com